Exhibit 3.1

KILROY REALTY CORPORATION

ARTICLES OF AMENDMENT

KILROY REALTY CORPORATION, a Maryland corporation (“Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect, consisting of Articles of Amendment and Restatement filed with the Department on January 21, 1997, as supplemented (the “Charter”), pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Article VI, and inserting in lieu thereof, the following new Article VI:

ARTICLE VI

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Corporation shall have a board of six (6) directors until that number is increased or decreased in accordance with the Bylaws of the Corporation, or as contemplated by the provisions of Paragraph D of this Article VI. However, the number of directors shall never be less than the minimum number required by the MGCL. At least a majority of the directors shall be Independent Directors (as defined in the next sentence). An Independent Director is a director who is not an employee, officer or affiliate of the Corporation or Kilroy Industries or a subsidiary or division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation on a continuing basis from the Corporation in addition to director’s fees. The following persons shall be the directors of the Corporation until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal:

John B. Kilroy, Sr.

John B. Kilroy, Jr.

Dale F. Kinsella

William P. Dickey

Edward F. Brennan, Ph.D.

Scott S. Ingraham

B. Each director (other than any director who may be elected by holders of Preferred Stock as provided for pursuant to Article IV hereof), shall serve until the next annual meeting of stockholders following his election and until his successor is elected and qualified, or until his earlier death, retirement, resignation or removal.

C. Except as may otherwise be provided pursuant to Article IV hereof with respect to any rights of holders of Preferred Stock to elect additional directors or any agreement relating to the right to designate nominees for election to the Board of Directors, should a vacancy in the Board of Directors occur or be created (whether arising through death, retirement or resignation), such vacancy may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the Board of Directors. In the case of a vacancy created by the removal of a director, the vacancy shall be filled by the stockholders at the next annual meeting of the stockholders or at a special meeting of the stockholders called for such purpose, provided, however, that such vacancy may be filled by the affirmative vote of a majority of the remaining directors (subject to approval by the stockholders at the next annual meeting of the stockholders or at a special meeting of the stockholders called for such purpose). A director so elected to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, retirement, resignation or removal. If the stockholders of any class or series of Preferred Stock are entitled separately to elect one or more directors, the stockholders of that class or series shall fill a vacancy on the Board of Directors which results from the removal of a director elected by that class or series.

D. During any period when the holders of any class of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by that number of such additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such class, whenever the holders of any class of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the term of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

THIRD: The foregoing amendment to the Charter as set forth in these Articles of Amendment have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: These Articles of Amendment shall be effective upon filing with the Department.

FIFTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Senior Vice President, and attested to by its Secretary, on this 27th day of May, 2009.

ATTEST:	KILROY REALTY CORPORATION

/s/ Richard E. Moran	By:	/s/ Tyler H. Rose	(SEAL)
Richard E. Moran Jr., Secretary	Tyler H. Rose, Senior Vice President